EXHIBIT 99.1

BLUE EARTH CLOSES ON SALE OF HAWAII SOLAR PROJECT FOR ~$2 MILLION

Henderson, Nevada, August 25, 2014--Blue Earth, Inc. (OTCQB: BBLU) a renewable energy and energy efficiency services company, announced today that it has closed on an agreement to sell its Waianae, solar facility to Kenyon Energy for approximately $2 million.  The 500,000 watt system is located on the island of Oahu, HI.  The sale of this project provides Blue Earth with additional corporate resources to apply toward our combined heat and power (CHP) projects, and sets in motion a broader relationship with Kenyon Energy to similarly convert our large solar project pipeline.

“We are delighted to close this initial sale for one of our Hawaii solar projects to Kenyon Energy and look forward to building and selling additional solar projects to Kenyon Energy in Hawaii and other parts of the country” stated Johnny R. Thomas, CEO of Blue Earth, Inc.

About Kenyon Energy

Kenyon Energy and its affiliates comprise a national, independent power producer providing direct, solar-generated electricity to municipalities, utilities and corporations. Kenyon Energy finances, plans, develops, and operates distributed and grid connected, solar power facilities delivering renewable electricity nationwide. For more information about Kenyon Energy, please visit www.kenyonenergy.com.

About BBLU

BBLU is engaged in the clean technology industry with a primary focus on the energy efficiency and renewable energy sectors.  We strive to participate in the global movement for a sustainable planet by offering products and services that will optimize energy use, reduce harmful environmental emissions and substantially reduce energy costs to our customers.  For more information about Blue Earth, Inc., please visit www.blueearthinc.com.

Investor Relations Contact:

Blue Earth, Inc.

Liviakis Financial Communications, Inc.

.

John C. Francis, Vice President

Michael Bayes, President

www.blueearthinc.com

www.liviakis.com

702.263.1808 Ext. 103

415.389.4670

jfrancis@blueearthinc.com

Michael@Liviakis.com

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-361-1786
bprag@delmarconsulting.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein, are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.